EXHIBIT 4.1

Execution Version

Sierra Pacific Power Company
Bond Purchase Agreement

Dated as of May 31, 2022
$250,000,000

General and Refunding Mortgage Bonds, 4.71% Series Due 2052

Table Of Contents
(Not a part of the Agreement)
Section    Heading    Page
i

SCHEDULE A — Information Relating to Purchasers *

SCHEDULE B — Defined Terms

SCHEDULE 5.3 — Additional Written Disclosures *

EXHIBIT A — Form of Company Officer’s Certificate **

EXHIBIT B — Form of Nevada Power Officer’s Certificate **

EXHIBIT C — Form of Company Supplemental Indenture ***

EXHIBIT D — Form of Nevada Power Supplemental Indenture *

EXHIBIT 4.4(a) — Form of Opinion of ArentFox Schiff LLP, Special Counsel for the Company *

EXHIBIT 4.4(b) — Form of Opinion of Hutchison & Steffen, PLLC, Nevada Counsel for the Company *

EXHIBIT 4.4(c) — Form of Opinion of General Counsel of the Company *

EXHIBIT 4.4(d) — Form of Opinion of Latham & Watkins LLP, Special Counsel for the Purchasers *

EXHIBIT 10.4 — U.S. Tax Compliance Certificate *

* Omitted pursuant to Item 601(a)(5) of Regulation S-K
** See Exhibit 4.3
*** See Exhibit 4.2
v

Sierra Pacific Power Company
6100 Neil Road
Reno, Nevada 89511
$250,000,000
General and Refunding Mortgage Bonds, 4.71% Series Due 2052
Dated as of May 31, 2022
To the Purchasers Listed in
the Attached Schedule A:
Ladies and Gentlemen:
Sierra Pacific Power Company, a corporation of the State of Nevada (the “Company”), agrees with each of the institutional investors listed in the attached Schedule A (the “Purchasers”) to this Bond Purchase Agreement (this “Agreement”) as follows:
SECTION 1.Authorization of Bonds.
The Company will authorize the issue and sale of $250,000,000 aggregate principal amount of its General and Refunding Mortgage Bonds, 4.71% SERIES DUE 2052 (the “Bonds”). The Bonds will be issued under and in accordance with and secured by the General and Refunding Mortgage Indenture, dated as of May 1, 2001 (the “Mortgage Indenture”), from the Company to The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Trustee”), as amended and supplemented through the date hereof and as further amended and supplemented by the Company Supplemental Indenture, dated as of May 31, 2022 (which incorporates the terms of the Officer’s Certificate, dated as of May 31, 2022 (the “Officer’s Certificate”)) (together with the Officer’s Certificate, the “Supplemental Indenture”), establishing the terms of the Bonds (the Mortgage Indenture, as so amended and supplemented, being hereinafter called the “Mortgage”). The Supplemental Indenture shall be substantially in the form set out in Exhibit C hereto, with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Certain capitalized terms used herein shall have the respective meanings ascribed to such terms in the Mortgage unless otherwise defined in Schedule B to this Agreement or the context hereof shall otherwise require.
SECTION 2.Sale and Purchase of Bonds.
Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Bonds in the principal amount specified opposite such Purchaser’s name in Schedule A to this Agreement at the purchase price of 100% of the principal amount thereof. The obligations of each Purchaser hereunder are several and not joint obligations and each Purchaser shall have no obligation and no liability to any Person for the performance or nonperformance by any other Purchaser hereunder.
SECTION 3.Closing.
The sale and purchase of the Bonds to be purchased by each Purchaser shall occur at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020, at 10:00 a.m., Eastern time, at a closing (the “Closing”) on May 31, 2022. At the Closing, the Company shall cause to be duly executed, authenticated and delivered to each Purchaser the

Bonds to be purchased by such Purchaser in the form of a single Bond (or such greater number of Bonds in denominations of $100,000 and integral multiples thereof as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the account specified by the Company in accordance with Section 4.14. If at the Closing the Company shall fail to tender such Bonds to a Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to a Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
Subject to the consummation of the Merger, on the Merger Closing date, the aggregate principal amount of Bonds held by each Purchaser shall automatically be exchanged for an equal aggregate principal amount of Nevada Power Exchange Bonds issued under the Nevada Power Supplemental Indenture.
SECTION 4.Conditions to Closing.
The obligation of each Purchaser to purchase and pay for the Bonds to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1Representations and Warranties. The representations and warranties of the Company in this Agreement and the other Bond Documents to which the Company is party shall be correct when made and at the time of the Closing.
Section 4.2Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement and each other Bond Document to which it is party required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Bonds (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.
Section 4.3Compliance Certificates.
(a)Officer’s Closing Certificate. The Company shall have delivered to such Purchaser an Officer’s Closing Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
(b)Secretary’s Certificate.
(i)The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (x) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Bonds, this Agreement and the other Bond Documents to which it is party and (y) the Company organizational documents as then in effect.
(ii)Nevada Power shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (x) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Nevada Power Exchange Bonds, this Agreement and the other Bond Documents to which it is party and (y) the Nevada Power organizational documents as then in effect.

Section 4.4Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from ArentFox Schiff LLP, special counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or such Purchaser’s counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to such Purchaser), (b) from Hutchison & Steffen, PLLC, Nevada counsel for the Company, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or such Purchaser’s counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to such Purchaser), (c) from Brandon M. Barkhuff, General Counsel of the Company, covering the matters set forth in Exhibit 4.4(c) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or such Purchaser’s counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to such Purchaser) and (d) from Latham & Watkins LLP, special counsel for the Purchasers in connection with such transactions, substantially in the form set forth in Exhibit 4.4(d) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5Purchase Permitted By Applicable Law, Etc. On the date of the Closing the purchase of Bonds by each Purchaser shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by any Purchaser, such Purchaser shall have received an Officer’s Closing Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6Related Transactions. The Company shall have consummated the sale of the entire principal amount of the Bonds scheduled to be sold on the date of the Closing to the Purchasers pursuant to this Agreement; provided that if the condition set forth in this Section 4.6 is not satisfied as a result of the failure of any Purchaser to purchase any Bonds that it is obligated to purchase under this Agreement, then another Institutional Investor approved by the Company may purchase the Bonds scheduled to be purchased by the defaulting Purchaser on the date of the Closing and any such purchase shall be deemed to satisfy the requirement of this Section 4.6.
Section 4.7Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
Section 4.8Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the securities valuation office of the National Association of Insurance Commissioners) shall have been obtained for the Bonds.
Section 4.9Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation, been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5.
Section 4.10Officer’s Certificate; Supplemental Indenture.

(a)Both (i) the Company Officer’s Certificate in the form attached as Exhibit A and (ii) the Company Supplemental Indenture in the form attached as Exhibit C shall have been duly authorized, executed and delivered by each of the Company and the Trustee.
(b)Nevada Power has authorized both (i) the Nevada Power Officer’s Certificate in the form attached as Exhibit B and (ii) the Nevada Power Supplemental Indenture in the form attached as Exhibit D with respect to the Nevada Power Exchange Bonds, subject only to the consummation of the merger between the Company and Nevada Power.
Section 4.11Execution, Authentication and Delivery of Bonds. The Bond or Bonds to be purchased by each Purchaser shall have been duly authorized and executed by the Company, duly authenticated and delivered by the Trustee and duly delivered by the Company to each such Purchaser.
Section 4.12Recording and Filing. At the Closing, the Mortgage (except for the Supplemental Indenture) shall have been duly recorded, and the Supplemental Indenture shall have been duly filed for recordation as a mortgage of real estate, in the only counties in which any real property subject to the lien of the Mortgage is located, and all requisite steps shall have been taken to perfect the security interest of the Mortgage in the personal property of the Company; and at the Closing, all taxes and recording and filing fees required to be paid with respect to the execution, recording or filing of the Mortgage, the filing of financing statements and similar documents and the issuance of the Bonds shall have been paid.
Section 4.13Approvals. The Company shall have furnished to such Purchaser and such Purchaser’s special counsel true and correct copies of all certificates, approvals, authorization and consents necessary for the execution, delivery or performance by the Company of this Agreement and the other Bond Documents and for the issuance and sale of the Bonds including, without limitation, the consents and approvals referred to in Section 5.7 of this Agreement and in the Mortgage, if any.
Section 4.14Funding Instructions. At least five Business Days prior to the date of the Closing, each Purchaser shall have received written instructions executed by a Responsible Officer on letterhead of the Company directing the manner of the payment of the purchase price of the Bonds and setting forth (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number, (iii) the account name and number into which the purchase price for the Bonds is to be deposited and (iv) the name and telephone number of the account representative responsible for verifying receipt of such funds. Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $51.00) to the account identified in such written instructions no later than two Business Days prior to the date of such Closing. If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to the date of such Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Bonds.
Section 4.15Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and such Purchaser’s special counsel, and such Purchaser and such Purchaser’s special counsel shall have received all such counterpart originals or certified or other copies of such documents, and any such certificate of a Responsible Officer of the Company as to the matters contemplated herein, as such Purchaser or such Purchaser’s special counsel may reasonably request.

SECTION 5.Representations and Warranties of the Company.
The Company represents and warrants to each Purchaser that:
Section 5.1Organization; Power and Authority. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, taken as a whole, have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Bonds and the other Bond Documents and to perform the provisions hereof and thereof.
Section 5.2Authorization, Etc.; Matters Relating to the Mortgage.
(a)This Agreement and the Bonds have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Bond will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b)The Mortgage has been duly authorized by the Company; the Mortgage (excluding the Supplemental Indenture) has been, and, at the Closing, the Mortgage will be, duly executed and delivered by the Company; and the Mortgage (excluding the Supplemental Indenture) constitutes, and, at the Closing, the Mortgage will constitute, the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting mortgagees’ and other creditors’ rights and to general equity principles and except to the extent that the law of the jurisdictions in which the mortgaged property is located may limit or deny certain remedial provisions of the Mortgage.
(c)The Bonds have been duly authorized by the Company and, at the Closing, will have been duly executed by the Company; and, when the Bonds have been (i) authenticated and delivered by the Trustee under the Mortgage and (ii) issued and delivered by the Company against payment of the purchase price therefor as provided in this Agreement, the Bonds will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and will be entitled to the benefits of the Mortgage ratably with all other securities outstanding thereunder.
(d)The Mortgage (excluding the Supplemental Indenture) constitutes, and, at the Closing, the Mortgage will constitute, a valid first lien upon and security interest in the interest held by the Company in its property covered by the Mortgage, subject to no mortgage, pledge, lien, security interest, charge or other encumbrance of any kind (collectively, “Liens”) prior to the lien of the Mortgage except “excepted encumbrances” (as defined in the Mortgage) and other Liens permitted by the Mortgage and to such other matters as do not materially affect the security for the Bonds. The Mortgage (excluding the Supplemental Indenture) by its terms effectively subjects, and, at and after the Closing, the Mortgage by its terms will effectively subject, to the lien thereof all property (except property of the kinds specifically excepted from the lien of the Mortgage) acquired by the Company after the date of the execution and delivery of the Mortgage, subject to no Lien prior to the lien of the Mortgage except (i) “excepted encumbrances” (as defined in the Mortgage), (ii) any Lien thereon existing at the time of such acquisition, (iii) any Lien for unpaid portions of the purchase price thereof placed thereon at the time of such acquisition, (iv) with respect to real property, any Lien placed thereon following the acquisition thereof by the Company and prior to the recording and filing of a supplemental indenture or other instrument specifically describing such real property, (v) except for possible claims in bankruptcy and possible claims for taxes and (vi) such other matters as would not materially affect the security for the Bonds.
Section 5.3Disclosure. The Company, through its agents, J.P. Morgan Securities LLC and KeyBanc Capital Markets, Inc., has delivered to each Purchaser a copy of an Investor Presentation, dated May 12, 2022 (the “Presentation”), relating to the transactions contemplated hereby. The Exchange Act Reports (including the financial statements included therein) and the other documents, certificates or other writings identified in Schedule 5.3 (the “Additional Disclosure Documents”, this Agreement, the Presentation, the Exchange Act Reports and the Additional Disclosure Documents being referred to collectively as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Other than as set forth in the Disclosure Documents, since December 31, 2021, there has been no change in the financial condition, results of operations, business or properties of the Company except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.4Subsidiaries. The Company does not have any Subsidiaries.
Section 5.5Financial Statements; Independent Auditors.
(a)All of the financial statements (including in each case the related schedules and notes) contained in the Disclosure Documents fairly present in all material respects the consolidated financial position of the Company as of the respective dates of such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company does not have any Material liabilities that are not disclosed in the Disclosure Documents.
(b)Deloitte & Touche LLP, which audited the financial statements and financial statement schedules included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, has advised the Company that it is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act.
Section 5.6Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement, the Bonds and any other Bond Document to which the Company is party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than the Lien of the Mortgage) in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, except for such contraventions, breaches, defaults or Liens as would not result in a Material Adverse Effect, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or

Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.
Section 5.7Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or any other Bond Document to which the Company is party, or for the issuance and sale of the Bonds, other than (i) orders of the Public Utilities Commission of Nevada (a) which are final and not subject to appeal and (b) with all terms and conditions contained in which the Company has complied and (ii) as may be required under state securities laws.
Section 5.8Litigation; Observance of Agreements, Statutes and Orders.
(a)Except as disclosed in the Disclosure Documents, there are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(b)Except as disclosed in the Disclosure Documents, the Company is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, is in default under any term of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority and is not in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16) of any Governmental Authority, which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.9Taxes. The Company has filed all tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Company in respect of U.S. federal, state or other taxes for all fiscal periods are adequate in all material respects. For purposes of this Section 5.9, the Company acknowledges that the United States Internal Revenue Service has closed its examination of NV Energy’s consolidated income tax returns through December 31, 2008, and effectively settled its examination of the Company’s income tax return for the short year ended December 31, 2013, and the statute of limitations has expired for NV Energy’s consolidated income tax returns through the short year ended December 19, 2013. The closure or effective settlement of examinations, or the expiration of the statute of limitations may not preclude the Internal Revenue Service from adjusting the federal net operating loss carryforward utilized in a year for which the examination is not closed.
Section 5.10Title to Property; Leases.
(a)Except for such defects, irregularities, exceptions and limitations as constitute Permitted Liens (as defined in the Mortgage), the Company has good and marketable title to all real property owned by the Company and described in the Mortgage as subject to the lien thereof, and good title to all other property owned by the Company and so specifically or generally described as subject to such lien, in each case, subject only to such exceptions, defects and qualifications as do not (i) affect the value of any such properties that are Material in any

Material respect or (ii) affect the use made or proposed to be made of such properties by the Company in any Material respect; and the descriptions of all such property contained in the Mortgage are correct in all material respects and adequate for purposes of the lien purported to be created by the Mortgage.
(b)All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
Section 5.11Licenses, Permits, Etc. The Company owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, except where failure to receive such licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, would not be reasonably likely to have a Material Adverse Effect.
Section 5.12Compliance with ERISA.
(a)The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or Section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or Section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate be reasonably be expected to result in a Material Adverse Effect.
(b)The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Nevada Power Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA.
(c)The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are not reasonably be expected to result in a Material Adverse Effect.
(d)The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company is not reasonably be expected to result in a Material Adverse Effect.
(e)The execution and delivery of this Agreement and the Bond Documents and the issuance and sale of the Bonds hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each

Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Bonds to be purchased by such Purchaser.
(f)The Company does not have any Non-U.S. Plans.
Section 5.13Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Bonds (or any other debt securities the offering of which would be integrated pursuant to the integration principles under Section 4(a)(2) of the Securities Act) for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than 50 or fewer Institutional Investors (including the Purchasers), each of which has been offered the Bonds at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the offer or sale of the Bonds to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.14Margin Regulations. The Company intends to apply the proceeds of the sale of the Bonds to repay existing Indebtedness and for general corporate purposes, as disclosed in the Presentation. No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the assets of the Company and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section 5.14, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U.
Section 5.15Existing Indebtedness; Future Liens.
(a)The Company’s Form 10-K for the fiscal year ended December 31, 2021 sets forth a complete and correct list of all outstanding Indebtedness of the Company as of December 31, 2021 (including descriptions of the obligors and obliges, principal amounts outstanding, any collateral therefor and any guaranty thereof), since which date, other than as set forth in the Disclosure Documents, there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company. The Company is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company and no event or condition exists with respect to any Indebtedness of the Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)The Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by the Mortgage.
(c)The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company.

Section 5.16Foreign Assets Control Regulations, Etc.
(a)Neither the Company, any Controlled Entity, nor any of their respective officers, directors, employees, consultants, agents or representatives is (i) a Blocked Person, (ii) subject to debarment of any list-based designations under the Export Control Laws or (iii) has been notified that its name appears or may in the future appear on a State Sanctions List.
(b)Within the past five (5) years, neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) is the subject of or otherwise involved in investigation or enforcement actions by any Governmental Authority or other legal proceedings for possible violation of any Sanctions, Export Control Laws, Anti-Money Laundering Laws or Anti-Corruption Laws, and has not been notified of any such pending or threatened actions.
(c)Within the past five (5) years, the Company and each Controlled Entity has secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to the Export Control Laws or Sanctions.
(d)Within the past five (5) years, the Company and each Controlled Entity has not operated in or engaged in any activities or business, direct or indirect, with or involving any Sanctioned Country or Sanctioned Person.
(e)No part of the proceeds from the sale of the Bonds hereunder:
(i)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person or in any Sanctioned Country, (B) for any purpose that would cause any Purchaser to be in violation of any Sanctions or (C) otherwise in violation of any Sanctions;
(ii)will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(iii)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(f)The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 5.17Status under Certain Statutes. The Company is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is subject to the Public Utility Holding Company Act of 2005, as amended, and the Federal Power Act, as amended.
Section 5.18Environmental Matters. Except (i) where a violation or failure to receive any permits, authorizations or authorization would not be likely to have a Material Adverse Effect and (ii) as set forth in or contemplated in the Disclosure Documents, (A) the Company is not in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements, (C) there are no pending, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company and (D) there are no events or circumstances that could reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company relating to Hazardous Materials or Environmental Laws.
Section 5.19Internal Controls.
(a)The Company has established and maintains the following:
(i)a system of “internal accounting controls” as contemplated in Section 13(b)(2)(B) of the Exchange Act (“Accounting Controls”);
(ii)“disclosure controls and procedures” as such term is defined in Rule 13a-15(e) under the Exchange Act (“Disclosure Controls”); and
(iii)“internal control over financial reporting” as such term is defined in Rule 13a-15(f) under the Exchange Act (the “Reporting Controls” and, together with the Accounting Controls and the Disclosure Controls, the “Internal Controls”);
(b)The Internal Controls are evaluated by the Company in accordance with Rule 13a-15 under the Exchange Act;
(c)Based on the most recent evaluations of the Accounting Controls by the Company, the Accounting Controls perform the functions for which they were established;
(d)As of the most recent date as of which the effectiveness of the design and operation of the Disclosure Controls were evaluated by the Company, the Disclosure Controls were effective to provide reasonable assurance that material information relating to the Company that is required to be disclosed in reports filed with, or submitted to, the SEC under the Exchange Act (I) is recorded, processed, summarized and reported within the time periods specified by the SEC rules and forms and (II) is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure; and
(e)Since the respective dates as of which the Internal Controls were last evaluated, nothing has come to the attention of the Company that has caused the Company to conclude that (I) the Accounting Controls do not perform the functions for which they were established in all material respects or (II) the Disclosure Controls or the Reporting Controls are not effective (within the meaning of the evaluation standards identified above).

Section 5.20Compliance with Sarbanes-Oxley. The Company is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC that have been adopted thereunder, all to the extent that the Sarbanes-Oxley Act of 2002 and such rules and regulations are in effect and applicable to the Company.
SECTION 5A.Representations and Warranties of Nevada Power
Nevada Power represents and warrants to each Purchaser that:
Section 5.1A.Organization; Power and Authority. Nevada Power is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, taken as a whole, have a Material Adverse Effect. Nevada Power has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Nevada Power Exchange Bonds and the other Bond Documents and to perform the provisions hereof and thereof.
Section 5.2A.Authorization, Etc.; Matters Relating to the Nevada Power Mortgage. Subject to the consummation of the Merger, on the Merger Closing date, (a) this Agreement and the Nevada Power Exchange Bonds have been duly authorized by all necessary corporate action on the part of Nevada Power, and this Agreement constitutes, and upon execution and delivery thereof each Nevada Power Exchange Bond will constitute a valid and legally binding obligation of Nevada Power, enforceable against Nevada Power in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b)The Nevada Power Mortgage has been duly authorized by Nevada Power; the Nevada Power Mortgage (excluding the Supplemental Indenture) has been, and, at the Closing, the Nevada Power Mortgage will be, duly executed and delivered by Nevada Power; and the Nevada Power Mortgage (excluding the Supplemental Indenture) constitutes, and, at the Closing, the Nevada Power Mortgage will constitute, the valid and legally binding obligation of Nevada Power, enforceable against Nevada Power in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting mortgagees’ and other creditors’ rights and to general equity principles and except to the extent that the law of the jurisdictions in which the mortgaged property is located may limit or deny certain remedial provisions of the Nevada Power Mortgage.
(c)The Nevada Power Exchange Bonds have been duly authorized by Nevada Power and, at the Closing, will have been duly executed by Nevada Power; and, when the Nevada Power Exchange Bonds have been (i) authenticated and delivered by the Trustee under the Nevada Power Mortgage and (ii) issued and delivered by Nevada Power against payment of the purchase price therefor as provided in this Agreement, the Nevada Power Exchange Bonds will constitute valid and legally binding obligations of Nevada Power, enforceable against Nevada Power in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and will be entitled to the benefits of the Nevada Power Mortgage ratably with all other securities outstanding thereunder.
(d)The Nevada Power Mortgage (excluding the Supplemental Indenture) constitutes, and, at the Closing, the Nevada Power Mortgage will constitute, a valid first lien upon and security interest in the interest held by Nevada Power in its property covered by the Nevada Power Mortgage, subject to no mortgage, pledge, lien, security interest, charge or other encumbrance of any kind (collectively, “Liens”) prior to the lien of the Nevada Power Mortgage except “excepted encumbrances” (as defined in the Nevada Power Mortgage) and other Liens permitted by the Nevada Power Mortgage and to such other matters as do not materially affect the security for the Nevada Power Exchange Bonds. The Nevada Power Mortgage (excluding the Supplemental Indenture) by its terms effectively subjects, and, at and after the Closing, the Nevada Power Mortgage by its terms will effectively subject, to the lien thereof all property (except property of the kinds specifically excepted from the lien of the Nevada Power Mortgage) acquired by Nevada Power after the date of the execution and delivery of the Nevada Power Mortgage, subject to no Lien prior to the lien of the Nevada Power Mortgage except (i) “excepted encumbrances” (as defined in the Nevada Power Mortgage), (ii) any Lien thereon existing at the time of such acquisition, (iii) any Lien for unpaid portions of the purchase price thereof placed thereon at the time of such acquisition, (iv) with respect to real property, any Lien placed thereon following the acquisition thereof by Nevada Power and prior to the recording and filing of a supplemental indenture or other instrument specifically describing such real property, (v) except for possible claims in bankruptcy and possible claims for taxes and (vi) such other matters as would not materially affect the security for the Nevada Power Exchange Bonds.
Section 5.3A.Disclosure. As it relates to Nevada Power, the Presentation did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Other than as set forth in the Disclosure Documents, since December 31, 2021, there has been no change in the financial condition, results of operations, business or properties of Nevada Power except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.4A.Subsidiaries. Nevada Power does not have any Subsidiaries.
Section 5.5A.Financial Statements; Independent Auditors.
(a)All of the financial statements (including in each case the related schedules and notes) contained in the Disclosure Documents fairly present in all material respects the consolidated financial position of Nevada Power as of the respective dates of such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). Nevada Power does not have any Material liabilities that are not disclosed in the Disclosure Documents.
(a)Deloitte & Touche LLP, which audited the financial statements and financial statement schedules included in Nevada Power’s Annual Report on Form 10-K for the year ended December 31, 2021, has advised Nevada Power that it is an independent registered public accounting firm with respect to Nevada Power within the meaning of the Exchange Act.
Section 5.6A.Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by Nevada Power of this Agreement, the Nevada Power Exchange Bonds and any other Bond Document to which Nevada Power is party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than the Lien of the Nevada Power Mortgage) in respect of any property of Nevada Power under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which Nevada Power is bound or by which Nevada Power or any of its properties may be bound or affected, except for such contraventions, breaches, defaults or Liens as would not result in a Material Adverse Effect, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to Nevada Power or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to Nevada Power.
Section 5.7A.Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by Nevada Power of this Agreement or any other Bond Document to which Nevada Power is party, or for the issuance and sale of the Nevada Power Exchange Bonds, other than (i) orders of the Public Utilities Commission of Nevada (a) which are final and not subject to appeal and (b) with all terms and conditions contained in which Nevada Power has complied and (ii) as may be required under state securities laws.
Section 5.8A.Litigation; Observance of Agreements, Statutes and Orders.
(a)Except as disclosed in the Disclosure Documents, there are no actions, suits, investigations or proceedings pending or, to the best knowledge of Nevada Power, threatened against or affecting Nevada Power or any property of Nevada Power in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(b)Except as disclosed in the Disclosure Documents, Nevada Power is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, is in default under any term of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority and is not in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16) of any Governmental Authority, which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.9A.Taxes. Nevada Power has filed all tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Nevada Power has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of Nevada Power in respect of U.S. federal, state or other taxes for all fiscal periods are adequate in all material respects. For purposes of this Section 5.9A, Nevada Power acknowledges that the United States Internal Revenue Service has closed its examination of NV Energy’s consolidated income tax returns through December 31, 2008, and effectively settled its examination of Nevada Power’s income tax return for the short year ended December 31, 2013, and the statute of limitations has expired for NV Energy’s consolidated income tax returns through the short year ended December 19, 2013. The closure or effective settlement of examinations, or the expiration of the statute of limitations may not preclude the Internal Revenue Service from adjusting the federal net operating loss carryforward utilized in a year for which the examination is not closed.
Section 5.10A.Title to Property; Leases.
(a)Except for such defects, irregularities, exceptions and limitations as constitute Permitted Liens (as defined in the Nevada Power Mortgage), Nevada Power has good and marketable title to all real property owned by Nevada Power and described in the Nevada Power

Mortgage as subject to the lien thereof, and good title to all other property owned by Nevada Power and so specifically or generally described as subject to such lien, in each case, subject only to such exceptions, defects and qualifications as do not (i) affect the value of any such properties that are Material in any Material respect or (ii) affect the use made or proposed to be made of such properties by Nevada Power in any Material respect; and the descriptions of all such property contained in the Nevada Power Mortgage are correct in all material respects and adequate for purposes of the lien purported to be created by the Nevada Power Mortgage.
(b)All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
Section 5.11A.Licenses, Permits, Etc. Nevada Power owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, except where failure to receive such licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, would not be reasonably likely to have a Material Adverse Effect.
Section 5.12A.Compliance with ERISA.
(a)Nevada Power and each ERISA Affiliate have operated and administered each Nevada Power Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither Nevada Power nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by Nevada Power or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of Nevada Power or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or Section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or Section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Nevada Power Plan, other than such liabilities or Liens as would not be individually or in the aggregate be reasonably be expected to result in a Material Adverse Effect.
(b)The present value of the aggregate benefit liabilities under each of the Nevada Power Plans (other than Multiemployer Plans), determined as of the end of such Nevada Power Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Nevada Power Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Nevada Power Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA.
(c)Nevada Power and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are not reasonably be expected to result in a Material Adverse Effect.
(d)The expected postretirement benefit obligation (determined as of the last day of Nevada Power’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of Nevada Power is not reasonably be expected to result in a Material Adverse Effect.

(e)The execution and delivery of this Agreement and the Bond Documents and the issuance and sale of the Nevada Power Exchange Bonds hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by Nevada Power to each Purchaser in the first sentence of this Section 5.12A(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Nevada Power Exchange Bonds to be purchased by such Purchaser.
(f)Nevada Power does not have any Non-U.S. Plans.
Section 5.13A.Private Offering by Nevada Power. Neither Nevada Power nor anyone acting on its behalf has taken, or will take, any action that would subject the offer or sale of the Nevada Power Exchange Bonds to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.14A.Use of Proceeds; Margin RegulationsMargin stock does not constitute more than 5% of the value of the assets of Nevada Power and Nevada Power does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section 5.14A, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U.
Section 5.15A.Existing Indebtedness; Future Liens.
(a)Nevada Power’s Form 10-K for the fiscal year ended December 31, 2021 sets forth a complete and correct list of all outstanding Indebtedness of Nevada Power as of December 31, 2021 (including descriptions of the obligors and obliges, principal amounts outstanding, any collateral therefor and any guaranty thereof), since which date, other than as set forth in the Disclosure Documents, there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of Nevada Power. Nevada Power is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of Nevada Power and no event or condition exists with respect to any Indebtedness of Nevada Power that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)Nevada Power has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by the Nevada Power Mortgage.
(c)Nevada Power is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of Nevada Power, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of Nevada Power.
Section 5.16A.Foreign Assets Control Regulations, Etc.
(a)Neither Nevada Power, any Controlled Entity, nor any of their respective officers, directors, employees, consultants, agents or representatives is (i) a Blocked Person, (ii) subject to debarment of any list-based designations under the Export Control Laws or (iii) has been notified that its name appears or may in the future appear on a State Sanctions List.

(b)Within the past five (5) years, neither Nevada Power nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) is the subject of or otherwise involved in investigation or enforcement actions by any Governmental Authority or other legal proceedings for possible violation of any Sanctions, Export Control Laws, Anti-Money Laundering Laws or Anti-Corruption Laws, and has not been notified of any such pending or threatened actions.
(c)Within the past five (5) years, Nevada Power and each Controlled Entity has secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to the Export Control Laws or Sanctions.
(d)Within the past five (5) years, Nevada Power and each Controlled Entity has not operated in or engaged in any activities or business, direct or indirect, with or involving any Sanctioned Country or Sanctioned Person.
(e)No part of the proceeds from the sale of the Nevada Power Exchange Bonds hereunder:
(i)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by Nevada Power or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person or in any Sanctioned Country, (B) for any purpose that would cause any Purchaser to be in violation of any Sanctions or (C) otherwise in violation of any Sanctions;
(ii)will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(iii)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(f)Nevada Power has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that Nevada Power and each Controlled Entity is and will continue to be in compliance with all applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 5.17A.Status under Certain Statutes. Nevada Power is not, and immediately up receipt of payment for the Nevada Power Exchange Bonds will not be, an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is subject to the Public Utility Holding Company Act of 2005, as amended, and the Federal Power Act, as amended.
Section 5.18A.Environmental Matters. Except (i) where a violation or failure to receive any permits, authorizations or authorization would not be likely to have a Material Adverse Effect and (ii) as set forth in or contemplated in the Disclosure Documents, (A) Nevada Power is not in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) Nevada Power has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements, (C) there are no pending, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against Nevada Power and (D) there are no events or circumstances that could reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting Nevada Power relating to Hazardous Materials or Environmental Laws.
Section 5.19A.Internal Controls.
(a)Nevada Power has established and maintains the following:
(i)a system of “internal accounting controls” as contemplated in Section 13(b)(2)(B) of the Exchange Act (“Accounting Controls”);
(ii)“disclosure controls and procedures” as such term is defined in Rule 13a-15(e) under the Exchange Act (“Disclosure Controls”); and
(iii)“internal control over financial reporting” as such term is defined in Rule 13a-15(f) under the Exchange Act (the “Reporting Controls” and, together with the Accounting Controls and the Disclosure Controls, the “Internal Controls”);
(b)The Internal Controls are evaluated by Nevada Power in accordance with Rule 13a-15 under the Exchange Act;
(c)Based on the most recent evaluations of the Accounting Controls by Nevada Power, the Accounting Controls perform the functions for which they were established;
(d)As of the most recent date as of which the effectiveness of the design and operation of the Disclosure Controls were evaluated by Nevada Power, the Disclosure Controls were effective to provide reasonable assurance that material information relating to Nevada Power that is required to be disclosed in reports filed with, or submitted to, the SEC under the Exchange Act (I) is recorded, processed, summarized and reported within the time periods specified by the SEC rules and forms and (II) is accumulated and communicated to Nevada Power’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure; and
(e)Since the respective dates as of which the Internal Controls were last evaluated, nothing has come to the attention of Nevada Power that has caused Nevada Power to conclude that (I) the Accounting Controls do not perform the functions for which they were established in all material respects or (II) the Disclosure Controls or the Reporting Controls are not effective (within the meaning of the evaluation standards identified above).
Section 5.20A.Compliance with Sarbanes-Oxley. Nevada Power is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC that have been adopted thereunder, all to the extent that the Sarbanes-Oxley Act of 2002 and such rules and regulations are in effect and applicable to Nevada Power.

SECTION 6.Representations of the Purchasers.
Section 6.1Purchase for Investment. Each Purchaser severally represents that it is a “qualified institutional buyer” as defined by Rule 144A under the Securities Act or an “accredited investor” within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 of Regulation D under the Securities Act and is purchasing the Bonds for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Bonds have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Bonds.
Section 6.2Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Bonds to be purchased by such Purchaser hereunder:
(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(l) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part 1(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(l) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part 1(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)the Source is a governmental plan; or
(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
SECTION 7.SEC and Other Reports.
Section 7.1Exchange Act Reports of the Company The Company shall deliver to each holder of a Bond, promptly upon their becoming available, one copy of each Exchange Act Report, and each prospectus and all amendments thereto filed by the Company with the SEC, provided the obligations under this Section 7 will be satisfied when the Company has published such Exchange Act Reports and each prospectus and all amendments thereto via the SEC’s EDGAR website and the Company’s website.
Section 7.2Exchange Act Reports of Nevada Power Upon consummation of the Merger and the Exchange, Nevada Power shall deliver to each holder of a Bond, promptly upon their becoming available, one copy of each Exchange Act Report, and each prospectus and all amendments thereto filed by Nevada Power with the SEC, provided the obligations under this Section 7 will be satisfied when Nevada Power has published such Exchange Act Reports and each prospectus and all amendments thereto via the SEC’s EDGAR website and Nevada Power’s website.
SECTION 8.Payment and Prepayment of the Bonds.
Reference is made to the Form of Bond included in the Form of Officer’s Certificate attached as Exhibit A hereto for the agreements relating to the payment and prepayment of the Bonds made by the Company with the Trustee for the benefit of the holders of the Bonds.

SECTION 9.Affirmative Covenants of the Company.
So long as any of the Bonds are outstanding, the Company covenants that it will abide by, maintain and keep all covenants made by it in the Mortgage to the Trustee for the benefit of the holders of the Bonds, including the covenants set forth in Article VI of the Mortgage. In addition, from the date of this Agreement until the consummation of the Merger, so long as any of the Bonds are outstanding, the Company covenants as follows:
Section 9.1Compliance with Laws. Without limiting Section 10.3, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2 Rating on the Bonds.
(a)The Company shall at all times until the consummation of the Merger, maintain a Debt Rating for the Bonds from an Acceptable Rating Agency.
(b)At any time that the Debt Rating maintained pursuant to clause (a) above is not a public rating, the Company will provide to each holder of a Bond (x) at least annually (on or before each anniversary of the date of the Closing) and (y) promptly upon any change in such Debt Rating, an updated Private Rating Letter evidencing such Debt Rating and an updated Private Rating Rationale Report with respect to such Debt Rating.  In addition to the foregoing information and any information specifically required to be included in any Private Rating Letter or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other Governmental Authority having jurisdiction over any holder of any Bonds from time to time requires any additional information with respect to the Debt Rating of the Bonds, the Company shall use commercially reasonable efforts to procure such information from the Acceptable Rating Agency.
SECTION 9A.Affirmative Covenants of Nevada Power.
Until the earlier of (x) termination of the Merger agreement or (y) consummation of the Merger and the Exchange, Nevada Power covenants that it will abide by, maintain and keep all covenants made by it in the Nevada Power Mortgage to the Trustee for the benefit of the holders of the Bonds, including the covenants set forth in Article VI of the Nevada Power Mortgage. In addition, unless the Merger agreement shall have been terminated, from the date of this Agreement until the consummation of the Merger and thereafter, so long as any of the Bonds or the Nevada Power Exchange Bonds are outstanding, Nevada Power covenants as follows:
Section 9.1A.Compliance with Laws. Without limiting Section 10.3A, Nevada Power will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-

compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2A.Maintenance of Properties. Nevada Power shall maintain sufficient bondable property at all times until the earlier of (x) termination of the Merger agreement or (y) consummation of the Merger and the Exchange.
Section 9.3A.Rating on the Nevada Power Exchange Bonds.
(a)    From the issuance of the Nevada Power Exchange Bonds, Nevada Power shall at all times maintain a Debt Rating for the Nevada Power Exchange Bonds from an Acceptable Rating Agency.
(b)    At any time that the Debt Rating maintained pursuant to clause (a) above is not a public rating, Nevada Power will provide to each holder of a Nevada Power Exchange Bond (x) at least annually (on or before each anniversary of the date of the Closing) and (y) promptly upon any change in such Debt Rating, an updated Private Rating Letter evidencing such Debt Rating and an updated Private Rating Rationale Report with respect to such Debt Rating.  In addition to the foregoing information and any information specifically required to be included in any Private Rating Letter or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other Governmental Authority having jurisdiction over any holder of any Nevada Power Exchange Bonds from time to time requires any additional information with respect to the Debt Rating of the Nevada Power Exchange Bonds, Nevada Power shall use commercially reasonable efforts to procure such information from the Acceptable Rating Agency.
Section 9.4A.Private Placement Number – Nevada Power Exchange Bonds. Prior to the issuance of the Nevada Power Exchange Bonds, Nevada Power shall have obtained a Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the securities valuation office of the National Association of Insurance Commissioners) for the Nevada Power Exchange Bonds.
SECTION 10.Negative Covenants of the Company.
So long as any of the Bonds are outstanding, the Company covenants that it will abide by, maintain and keep all covenants made by it in the Mortgage to the Trustee for the benefit of the holders of the Bonds, including the covenants set forth in Articles VI and XIII of the Mortgage. In addition, so long as any of the Bonds are outstanding, the Company covenants as follows:
Section 10.1Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
Section 10.2Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its

Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Presentation.
Section 10.3[RESERVED].
Section 10.4Withholding. Except as otherwise required by applicable law, the Company agrees that it will not withhold from any applicable payment to be made to a holder of a Bond that is not a United States Person (as defined in Section 7701(a)(30) of the Code) any tax so long as such holder shall have delivered to the Company (in such number of copies as shall be requested) on or about the date on which such holder becomes a holder under this Agreement (and from time to time thereafter upon the reasonable request of the Company), executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, as well as the applicable U.S. Tax Compliance Certificate substantially in the form attached as Exhibit 10.4, in both cases correctly completed and executed.
SECTION 10A.Negative Covenants of Nevada Power.
Until the earlier of (x) termination of the Merger agreement or (y) consummation of the Merger and the Exchange, Nevada Power covenants that it will abide by, maintain and keep all covenants made by it in the Nevada Power Mortgage to the Trustee for the benefit of the holders of the Bonds, including the covenants set forth in Articles VI and XIII of the Nevada Power Mortgage. In addition, unless the Merger agreement shall have been terminated, so long as any of the Bonds or the Nevada Power Exchange Bonds are outstanding, Nevada Power covenants as follows:
Section 10.1A.Transactions with Affiliates. Nevada Power will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than Nevada Power or another Subsidiary), except pursuant to the reasonable requirements of Nevada Power’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Nevada Power or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
Section 10.2A.Line of Business. Nevada Power will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which Nevada Power and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which Nevada Power and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Presentation.
Section 10.3A. [RESERVED].
Section 10.4A - Withholding. Except as otherwise required by applicable law, Nevada Power agrees that it will not withhold from any applicable payment to be made to a holder of a Bond that is not a United States Person (as defined in Section 7701(a)(30) of the Code) any tax so long as such holder shall have delivered to Nevada Power (in such number of copies as shall be requested) on or about the date on which such holder becomes a holder under this Agreement (and from time to time thereafter upon the reasonable request of Nevada Power), executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, as well as the applicable U.S. Tax Compliance Certificate substantially in the form attached as Exhibit 10.4, in both cases correctly completed and executed.

SECTION 11.Events of Default.
Reference is made to Article X of the Mortgage for Events of Default. An Event of Default shall also exist if any of the following conditions or events shall occur and be continuing:
(a)default in the payment of the Make-Whole Amount, if any, on any Bond when the same shall have become due and payable;
(b)any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, and such default is not remedied within 30 days; and
(c)one or more final judgments or orders for the payment of money aggregating in excess of $125,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay.
SECTION 12.Remedies on Default, Etc.
Reference is made to Sections 10.02 to 10.19 of the Mortgage for the remedies available to the holders of Bonds upon an Event of Default and other related provisions.
Upon any Bonds becoming due and payable under Article X of the Mortgage, whether automatically or by declaration, such Bonds will forthwith mature and the entire unpaid principal amount of such Bonds, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Bond has the right to maintain its investment in the Bonds free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Bonds are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
SECTION 13.Registration; Exchange; Substitution of Bonds.
So long as any of the Bonds are outstanding, the Company covenants that it will abide by, maintain and keep all agreements relating to the registration, exchange and substitution of the Bonds made by it in the Mortgage to the Trustee for the benefit of the holders of the Bonds, including the covenants set forth in Article III of the Mortgage.
SECTION 14.Payments on Bonds.
Section 14.1Place of Payment. Payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Bonds shall be made in accordance with the terms and provisions of the Mortgage.
Section 14.2Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Bond and such Purchaser or its nominee shall have given written notice to the Trustee requesting that the provisions of this Section 14.2 apply (such notice hereby given in Schedule A to this Agreement), and notwithstanding anything contained in Section 14.1 or in such Bond to the contrary, the Company will pay all sums becoming due on such Bond for principal, Make-Whole Amount, if any, interest and all other amounts becoming payable hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method (reasonably acceptable to the Trustee) or at such other address as such Purchaser shall have from time to time specified to the Trustee in writing for such purpose, without the presentation or surrender of such Bond. Each Purchaser hereby agrees that (i) before any sale or other transfer by such Purchaser or its nominee of any Bond in respect of which any principal payments or prepayments have been made in the manner provided in this Section 14.2, such Purchaser or its nominee, respectively, will present such Bond to the Trustee in exchange for a new Bond or Bonds and in a principal amount equal to the unpaid principal amount of such Bond and (ii) promptly following payment in full of any Bond thereby, such Purchaser, its nominee or a subsequent Institutional Investor will promptly surrender such Bond to the Trustee for cancellation. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Bond purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Bond as such Purchaser has made in this Section 14.2. Upon receiving payment as specified above without the presentation or surrender of any Bond, such Purchaser, its nominee or a subsequent Institutional Investor shall be deemed to have agreed to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with such Purchaser’s, its nominee’s or such subsequent Institutional Investor’s failure to comply with the provisions of this Section 14.2, including the costs of defending itself in connection therewith, such indemnity to survive the payment of such Bond and any resignation or removal of the Trustee. Each holder of a Bond, by its acceptance of a Bond, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14.2 as though it were a party to this Agreement.
Section 14.3FATCA Information. By acceptance of any Bond, the holder of such Bond agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.
SECTION 15.Expenses, Etc.
Section 15.1Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers, and each other holder of a Bond in connection with such transactions (including in connection with the filing or recordation of all financing statements and instruments as may be required by the Purchasers or the Trustee in connection with this Agreement or any Bond Document, or any amendment thereto, including, without limitation, all documentary stamps, recordation and transfer taxes and other costs and taxes incident to recordation of any document or instrument in connection herewith) and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Bonds (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the other Bond Documents or the Bonds or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the other Bonds Documents or the Bonds, or by reason of being a holder of any Bond, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Bonds and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI). The Company will pay, and will save each Purchaser harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by the Purchasers).
The Company will pay, and will save each Purchaser and each other holder of a Bond harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Bonds), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Bond to such holder or otherwise charges to a holder of a Bond with respect to a payment under such Bond and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Bonds by the Company.
Section 15.2Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Bonds in the United States or any other jurisdiction where the Company has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Bonds, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Bond to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.
Section 15.3Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Bond, the enforcement, amendment or waiver of any provision of this Agreement, the Bonds or any other Bond Document, and the termination of this Agreement.
SECTION 16.Survival of Representations and Warranties; Entire Agreement.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Bonds and the other Bond Documents, the purchase or transfer by any Purchaser of any Bond or portion thereof or interest therein and the payment of any Bond, and may be relied upon by any subsequent holder of a Bond, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Bond. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or the other Bond Documents shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Bonds and the other Bond Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 17.Amendment and Waiver.
Section 17.1Requirements. In addition to and not in limitation of any rights of a holder of a Security to amend or waive any provision of the Mortgage, or consent to an amendment or waiver thereof, this Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no amendment or waiver may, without the written consent of the holder of each Bond at the time outstanding, reduce the rate or change the time of payment or method of computation of the Make-Whole Amount or amend any of Sections 17 or 20 or change the percentage of the principal amount of the Bonds the holders of which are required to consent to any amendment or waiver.
Section 17.2Solicitation of Holders of Bonds.
(a)Solicitation. The Company will provide each holder of the Bonds (and, until the Closing provided for in Section 3, each Purchaser) (irrespective of the amount of Bonds then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required as set forth in Article XIV of the Mortgage, to enable such holder (and Purchaser, if applicable) to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Bond Documents. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder (and Purchaser, if applicable) of outstanding Bonds promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders (and Purchasers, if applicable) of Bonds.
(b)Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Bonds (and, until the Closing provided for in Section 3, each Purchaser) as consideration for or as an inducement to the entering into by any holder (and Purchaser, if applicable) of Bonds or any waiver or amendment of any of the terms and provisions hereof or any Bond unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently granted, on the same terms, ratably to each holder (and Purchaser, if applicable) of Bonds then outstanding even if such holder (or Purchaser, if applicable) did not consent to such waiver or amendment.
(c)Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 by a holder of a Bond that has transferred or has agreed to transfer its Bond to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Bonds that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all Purchasers and holders of Bonds and is binding upon them and upon each future holder of any Bond and upon the Company without regard to whether such Bond has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser or holder of any Bond nor any delay in exercising any rights hereunder or under any Bond shall operate as a waiver of any rights of any Purchaser or holder of such Bond. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
Section 17.4Bonds Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Bonds then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or have directed the taking of any action provided herein to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Bonds then outstanding, Bonds directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
Section 17.5Governing Documents. Anything in this Agreement to the contrary notwithstanding, any amendment, supplement or other modification of or to the Bonds, the Supplemental Indenture and/or the Mortgage, or any waiver of any covenant or other obligation thereunder or of any Default or Event of Default set forth therein, and the effect of any thereof, shall be governed solely by the provisions of the Mortgage.
SECTION 18.Notices.
All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (charges prepaid). Any such notice must be sent:
(i)if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A to this Agreement, or at such other address as such Purchaser or nominee shall have specified to the Company in a notice that satisfies the requirements of this Section 18,
(ii)if to any other holder of any Bond, to such holder at such address as such other holder shall have specified to the Company in a notice that satisfies the requirements of this Section 18, or
(iii)if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Michael Cole, or at such other address as the Company shall have specified to the holder of each Bond in a notice that satisfies the requirements of this Section 18.
Notices under this Section 18 will be deemed given only when actually received.
SECTION 19.Reproduction of Documents.
This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by such Purchaser at the Closing (except the Bonds themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Bonds from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
SECTION 20.Confidential Information.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement or the Bond Documents that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or (d) constitutes financial statements delivered to such Purchaser that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Bonds), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Bond or the Trustee, (iv) any Institutional Investor to which it sells or offers to sell such Bond or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners, securities valuation office or, or any similar organization, or any nationally recognized rating agency that, in each case, requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Bonds, this Agreement or the other Bond Documents. Each holder of a Bond, by its acceptance of a Bond, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Bond of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

In the event that as a condition to receiving access to information relating to the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Bond is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.
SECTION 21.Substitution of Purchaser.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Bonds that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Bonds then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Bonds under this Agreement and the other Bond Documents.
SECTION 22.Miscellaneous.
Section 22.1Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Bond) whether so expressed or not, except that, subject to Section 1.11 of the Mortgage, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Bonds without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section 22.2Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
Section 22.3Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.4Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Bonds, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 22.5Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 22.6Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
Section 22.7Jurisdiction and Process; Waiver of Jury Trial.
(a)The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, but excluding the Bonds or the other Bond Documents. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)Nothing in this Section 22.6 shall affect the right of any holder of a Bond to serve process in any manner permitted by law, or limit any right that the holders of any of the Bonds may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(c)The Company consents to process being served by or on behalf of any holder of Bonds, in any suit, action or proceeding of the nature referred to in Section 22.6(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which the Company shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.6(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(e)THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE BONDS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
[SIGNATURE PAGES FOLLOW]

The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.
Very truly yours,

SIERRA PACIFIC POWER COMPANY,

By:	/s/ Michael Cole
Name: Michael Cole
Title: Senior Vice President, Chief Financial Officer and Treasurer

NEVADA POWER COMPANY,

By:	/s/ Michael Cole
Name: Michael Cole
Title: Senior Vice President, Chief Financial Officer and Treasurer

The foregoing is hereby
agreed to as of the date
thereof.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY FOR ITS GROUP ANNUITY SEPARATE ACCOUNT

By:	Northwestern Mutual Investment Management Company, LLC, its investment adviser

By:	/s/ Bradley T. Kunath
Name: Bradley T. Kunath
Its: Managing Director

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	Northwestern Mutual Investment Management Company, LLC, its investment adviser

By:	/s/ Bradley T. Kunath
Name: Bradley T. Kunath
Its: Managing Director

The foregoing is hereby
agreed to as of the date
thereof.

MANULIFE (INTERNATIONAL) LIMITED

By:	/s/ Elton Shum
Name: Elton Shum
Title: Managing Director, Portfolio Management, Asia, General Account Investments

MANULIFE (SINGAPORE) PTE. LTD.

By:	/s/ Tatsuya Oshiro
Name: Tatsuya Oshiro
Title: Managing Director, Co-Head of Fixed Income Portfolio Management Asia, Manulife General Account Investments (Singapore) Pte. Ltd. as investment manager of Manulife (Singapore) Pte. Ltd.

MANUFACTURERS LIFE REINSURANCE LIMITED

By:	/s/ Tatsuya Oshiro
Name: Tatsuya Oshiro
Title: Managing Director, Co-Head of Fixed Income Portfolio Management Asia, Manulife General Account Investments (Singapore) Pte. Ltd. as investment manager of Manufacturers Life Reinsurance Limited

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A)

By:	/s/ Nicholas Violandi
Name: Nicholas Violandi
Title: Director

The foregoing is hereby
agreed to as of the date
thereof.

NEW YORK LIFE INSURANCE COMPANY

By:	/s/ Nicole Kincade
Name: Nicole Kincade
Title: Corporate Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	/s/ Nicole Kincade
Name: Nicole Kincade
Title: Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 3)

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Nicole Kincade
Name: Nicole Kincade
Title: Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 3-2)

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Nicole Kincade
Name: Nicole Kincade
Title: Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30C)

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Nicole Kincade
Name: Nicole Kincade
Title: Director

The foregoing is hereby
agreed to as of the date
thereof.

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ William J. Hochmuth
Name: William J. Hochmuth
Title: Senior Managing Director

The foregoing is hereby
agreed to as of the date
thereof.

Connecticut General Life Insruance Company

By:	Cigna Investments, Inc. (authorized agent)

By:	/s/ Christopher D. Potter
Name: Christopher D. Potter
Title: Managing Director

The foregoing is hereby
agreed to as of the date
thereof.

Minnesota Life Insruance Company

By:	Securian Asset Management, Inc.

By:	/s/ Robin J. Lenarz
Name: Robin J. Lenarz
Title: Vice President

The foregoing is hereby
agreed to as of the date
thereof.

TruStage Life of Canada

By:	MEMBERS Capital Advisors, Inc. acting as Investment Advisor

By:	/s/ Stan J. Van Aartsen
Name: Stan J. Van Aartsen
Title: Managing Director, Investments

American Memorial Life Insruance Company

By:	MEMBERS Capital Advisors, Inc. acting as Investment Advisor

By:	/s/ Stan J. Van Aartsen
Name: Stan J. Van Aartsen
Title: Managing Director, Investments

Schedule B
Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Accounting Controls” is defined in Section 5.20(a)(i).
“Acceptable Rating Agency” means (a) Standard & Poor’s Ratings Group, Moody’s Investors Service, Inc. and Fitch Ratings Ltd., or (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization recognized by the SEC, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.
“Additional Disclosure Documents” is defined in Section 5.3.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Agreement” means this Bond Purchase Agreement dated as of May 31, 2022.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Blocked Person” means any Person that is the target of Sanctions, including (a) a Person whose name appears on a Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union), (b) any Person operating, organized, or resident in a Sanctioned Country, (c) the government of a Sanctioned Country or the Government of Venezuela, or (d) a Person that is an agent, department or instrumentality of, or is otherwise 50% or more owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a)-(d).
“Bond Documents” shall mean at all times prior to the Merger, this Agreement, the Bonds, the Supplemental Indenture, the Mortgage and all amendments, supplements and other modifications thereto and, subject to the occurrence of the Merger, at all times on and following the Merger, this Agreement, the Nevada Power Exchange Bonds, the Nevada Power Supplemental Indenture, the Nevada Power Mortgage and all amendments, supplements and other modifications thereto.
“Bonds” is defined in Section 1.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time in effect.
“Company” means Sierra Pacific Power Company, a Nevada corporation; provided that on and after the occurrence of the Merger, all references herein to the Company shall mean Nevada Power Company, a Nevada corporation .
“Company Officer’s Certificate” is defined in Section 1.
“Company Supplemental Indenture” is defined in Section 1.
“Confidential Information” is defined in Section 20.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Controlled Entity” means (a) with respect to the Company, (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates and (b) with respect to Nevada Power, (i) any of the Subsidiaries of Nevada Power and any of their or Nevada Power’s respective Controlled Affiliates and (ii) if Nevada Power has a parent company, such parent company and its Controlled Affiliates.
“Debt Rating” means the debt rating of the Bonds or, following the consummation of the Merger and the Exchange, the Nevada Power Exchange Bonds, in each case as determined from time to time by any Acceptable Rating Agency.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest per annum that is 2.00% per annum above the rate of interest specified in the title of the Bonds.
“Disclosure Controls” is defined in Section 5.19(a)(ii).
“Disclosure Documents” is defined in Section 5.3.
“Environmental Laws” is defined in Section 5.18.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“Event of Default” means an event or condition which constitutes a “completed default” within the meaning of the Mortgage, and on and following the occurrence of the Merger, within the meaning of the Nevada Power Mortgage and each event described in Section 11.
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder from time to time in effect.
“Exchange Act Reports” mean (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, including all exhibits thereto, and (ii) all other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act since December 31, 2020.
“Export Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Governmental Authority” means
(a)the government of
(i)the United States of America or any State or other political subdivision thereof, or
(ii)any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Hazardous Materials” is defined in Section 5.18.

“holder” means, with respect to any Bond, the Person in whose name such Bond is registered in the register maintained for the Bonds pursuant to the Mortgage, provided, however, that if such Person is a nominee, then for the purposes of Sections 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Bond whose name and address appears in such register; provided that on and following the occurrence of the Merger, any reference to holder shall refer to a holder of the Nevada Power Exchange Bonds.
“Indebtedness” means all indebtedness of the Company which is required to be included on the consolidated balance sheet of the Company as a liability in accordance with GAAP.
“INHAM Exemption” is defined in Section 6.2(e).
“Institutional Investor” means (a) any original Purchaser of a Bond, (b) any holder of a Bond holding (together with one or more of its Affiliates) more than $1,000,000 in aggregate principal amount of the Bonds then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) and Related Fund of any holder of any Bond; provided that on and following the occurrence of the Merger, any reference to an Institutional Investor shall refer to a holder of the Nevada Power Exchange Bonds.
“Internal Controls” is defined in Section 5.19(a)(iii).
“Lien” is defined in Section 5.2(d).
“Make-Whole Amount” is defined in the Supplemental Indenture.
“Material” means material in relation to the business, results of operations, financial condition, assets or properties of the Company and its Subsidiaries, if any, taken as a whole.
“Material Adverse Effect” means (i) with respect to the Company, a material adverse effect on (a) the business, results of operations, financial condition, assets or properties of the Company and its Subsidiaries, if any, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Bonds, the Mortgage or any other Bond Document, or (c) the validity or enforceability of this Agreement, the Bonds, the Mortgage or any other Bond Document and (ii) with respect to Nevada Power, a material adverse effect on (a) the business, results of operations, financial condition, assets or properties of Nevada Power and its Subsidiaries, if any, taken as a whole, or (b) the ability of Nevada Power to perform its obligations under this Agreement, the Nevada Power Exchange Bonds, the Mortgage or any other Bond Document, or (c) the validity or enforceability of this Agreement, the Bonds, the Nevada Power Mortgage or any other Bond Document.
“Merger” means the statutory merger of the Company with and into Nevada Power, whereupon the separate corporate existence of the Company shall cease, and Nevada Power shall be the surviving corporation.
“Mortgage” is defined in Section 1.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
“NAIC Annual Statement” is defined in Section 6.2(a).
“Nevada Power” means Nevada Power Company, a Nevada corporation.

“Nevada Power Exchange Bonds” means the General and Refunding Mortgage Bonds 4.71% Series Due 2052 issued in exchange for the Bonds.
“Nevada Power Indenture” means the General and Refunding Mortgage Indenture, dated May 1, 2001, between Nevada Power and The Bank of New York, as Trustee.
“Nevada Power Mortgage” means the Nevada Power Indenture and the Nevada Power Supplemental Indenture.
“Nevada Power Officer’s Certificate” means the officer’s certificate executed by Nevada Power, dated as of May 31, 2022.
“Nevada Power Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by Nevada Power or any ERISA Affiliate or with respect to which Nevada Power or any ERISA Affiliate may have any liability.
“Nevada Power Supplemental Indenture” means the supplemental indenture pursuant to the Nevada Power Indenture pursuant to which the Nevada Power Exchange Bonds are issued.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“OFAC” mean the Office of Foreign Assets Control of the United States Department of the Treasury.
“Officer’s Closing Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Presentation” is defined in Section 5.3.
“Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private debt rating for the Bonds, or the Nevada Power Exchange Bonds, as applicable, which (a) sets forth the Debt Rating for the Bonds, or the Nevada Power Exchange Bonds, as applicable, (b) refers to the Private Placement Number issued by Standard & Poor’s CUSIP Bureau Service in respect of the Bonds, or the Nevada Power Exchange Bonds, as applicable, (c) addresses the likelihood of payment of both principal and interest on the Bonds, or the Nevada Power Exchange Bonds, as applicable (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating

Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Bonds, or the Nevada Power Exchange Bonds, as applicable or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Bonds, or the Nevada Power Exchange Bonds, as applicable as may be required from time to time by the SVO or any other Governmental Authority having jurisdiction over any holder of any Bonds, or the Nevada Power Exchange Bonds, as applicable and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any Bonds, or the Nevada Power Exchange Bonds, as applicable.
“Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Bonds, or the Nevada Power Exchange Bonds, as applicable explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Private Rating for the Bonds, or the Nevada Power Exchange Bonds, as applicable, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other Governmental Authority having jurisdiction over any holder of any Bonds, or the Nevada Power Exchange Bonds, as applicable from time to time. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any Bonds, or the Nevada Power Exchange Bonds, as applicable.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“PTE” is defined in Section 6.2(a).
“Purchasers” means the Purchasers named in Schedule A hereto.
“QPAM Exemption” is defined in Section 6.2(d).
“Related Fund” means, with respect to any holder of any Bond, any fund or entity that (a) invests in securities (as defined in Section 2(a)(1) of the Securities Act) or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Reporting Controls” is defined in Section 5.19(a)(iii).
“Required Holders” means, at any time, (i) prior to the Closing, the Purchasers and (ii) on or after the Closing, the holders of more than 50% in principal amount of the Bonds at the time outstanding (exclusive of Bonds then owned by the Company or any of its Affiliates).
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Sanctioned Country” means at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“Significant Subsidiary” means any Subsidiary of the Company which constitutes a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X of the rules and regulations of the Securities Act.
“Source” is defined in Section 6.2.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under Sanctions.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“SVO” means the Securities Valuation Office of the NAIC.
“Trustee” is defined in Section 1; provided that on and following the occurrence of the Merger, “Trustee” shall mean the Trustee under the Nevada Power Indenture.